Exhibit 8.2

October 2, 2018

ING Groep N.V.,

Bijlmerplein 888,

1102 MG Amsterdam,

P.O. Box 1800, 1000 BV Amsterdam,

The Netherlands.

Ladies and Gentlemen:

We have acted as your United States federal income tax counsel in connection with the registration under the Securities Act of 1933 (the “Act”) of $1,500,000,000 of 4.100% Fixed Rate Senior Notes due 2023, $1,250,000,000 of 4.550% Fixed Rate Senior Notes due 2028 and $500,000,000 of Floating Rate Senior Notes due 2023. We hereby confirm to you that our opinion as to United States federal income tax matters is as set forth under the caption “U.S. Federal Income Tax Considerations” in the Prospectus Supplement dated September 28, 2018 (the “Prospectus Supplement”) to the Prospectus dated September 18, 2018, included in the Registration Statement on Form F-3 filed on September 18, 2018 (the “Registration Statement”).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “U.S. Federal Income Tax Considerations” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very Truly Yours, /s/ Sullivan & Cromwell LLP